Filed Pursuant to Rule 433
Registration No. 333-137341
Free Writing Prospectus Dated September 5, 2007

EOG Resources, Inc.
$600,000,000 5.875% Senior Notes due 2017

Pricing Term Sheet
Relating to Preliminary Prospectus Supplement dated September 5, 2007
Issuer:	EOG Resources, Inc.
Size:	$600,000,000
Maturity:	September 15, 2017
Coupon:	5.875%
Treasury benchmark:	4.75% Notes due August 15, 2017
Treasury spot:	102-03+ / 4.484%
Re-offer spread:	+140 bps
Price:	99.931% of face amount
Yield to maturity:	5.884%
Interest Payment Dates:	March 15th and September 15th, commencing March 15, 2008
Redemption Provisions:
Make-whole call	At any time at the greater of (i) 100% or (ii) a discount rate of Treasury plus 25 basis points
Settlement:	T+3; September 10, 2007
CUSIP:	26875PAA9
Ratings:	Moody's: A3 (stable outlook) S&P: A- (stable outlook)
Bookrunners:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc. Lehman Brothers Inc.
Co-Managers:

Banc of America Securities LLC
Barclays Capital Inc.
BBVA Securities, Inc.
BMO Capital Markets Corp.
Comerica Securities, Inc.
Deutsche Bank Securities Inc.
Fortis Securities LLC
Goldman, Sachs & Co.
Lazard Capital Markets LLC
Morgan Stanley & Co. Incorporated
RBC Capital Markets Corporation
Scotia Capital (USA) Inc.
SG Americas Securities, LLC
UBS Securities LLC
Wachovia Capital Markets, LLC
Wells Fargo Securities, LLC

This term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement referenced above. The information in this term sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information set forth in the Preliminary Prospectus Supplement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533, Lehman Brothers Inc. toll-free at 1-888-603-5487 or Citigroup Global Markets Inc. toll-free at 1-877-858-5407.